UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Templeton Global Income Fund
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TEMPLETON GLOBAL INCOME FUND 300 S.E. 2nd Street Fort Lauderdale, FL 33301

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For more information, please contact Franklin Templeton at 1-800-342-5236.

TEMPLETON GLOBAL INCOME FUND (“GIM”)
BOARD OF TRUSTEES ANNOUNCES MEASURES TO
ADDRESS THE DISCOUNT

Fort Lauderdale, Florida, March 10, 2021. Templeton Global Income Fund [NYSE: GIM] announced today that in a continuing effort to improve the discount between the Fund’s share price and its net asset value, as more fully described below, the Fund’s Board of Trustees has taken steps to address the Fund’s discount, including, (i) the establishment of a measurement period for evaluating the discount of the market value of the Fund’s shares from their net asset value for purposes of commencing a tender offer; (ii) the implementation of a managed distribution plan whereby the Fund will distribute to shareholders an annual minimum fixed rate of 7.5%; and (iii) consideration of employing leverage.

The Board regularly reviews the Fund, including its performance and discount to NAV, and may determine to take additional actions in the future.

Tender Offer Measurement Period

In an effort to address the Fund’s discount, the Board of the Fund has established a three month measurement period for evaluating the discount of the market value of the Fund’s shares from their NAV. The Measurement Period will begin on August 1, 2021 and end on October 31, 2021.  If the Fund’s shares have traded at an average discount from NAV of 8% or more during the Measurement Period (based on the closing price of every trading day during the Measurement Period), then the Board will, as soon as reasonably practicable, but no later than the end of 2021, commence a tender offer for up to 20% of the Fund’s outstanding shares.

Any tender offer authorized by the Board for a portion of the Fund’s shares is expected to be at 98% of NAV and would be conducted and shareholders notified in accordance with the federal securities laws and other applicable law.

Managed Distribution Plan

The Fund’s managed distribution plan will make monthly distributions to shareholders at an annual minimum fixed rate of 7.5%, based on the average monthly NAV of the Fund’s common shares. The Fund will calculate the average NAV from the previous month based on the number of business days in that month on which the NAV is calculated. The distribution will be calculated as 7.5% of the previous month’s average NAV, divided by 12. Management will generally distribute amounts necessary to satisfy the Fund’s plan and the requirements prescribed by excise tax rules and Subchapter M of the Internal Revenue Code. The plan is intended to provide shareholders with a constant, but not guaranteed, fixed minimum rate of distribution each month and is intended to narrow the discount between the market price and the NAV of the Fund’s common shares, but there is no assurance that the plan will be successful in doing so.

Under the managed distribution plan, to the extent that sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return of capital in order to maintain its managed distribution rate. No conclusions should be drawn about the Fund’s investment performance from the amount of the Fund’s distributions or from the terms of the Fund’s managed distribution plan.

The Board may amend the terms of the plan or terminate the plan at any time. The amendment or termination of the plan could have an adverse effect on the market price of the Fund’s common shares. The plan will be subject to the periodic review by the Board, including a yearly review of the annual minimum fixed rate to determine if an adjustment should be made.

In compliance with Rule 19a-1 of the Investment Company Act of 1940, shareholders will receive a notice that details the source of income for each dividend such as net investment income, gain from the sale of securities and return of principal. However, determination of the actual source of the Fund’s dividend can only be made at year-end. The actual source amounts of all Fund dividends will be included in the Fund’s annual or semiannual reports.

In addition, the tax treatment may differ from the accounting treatment used to calculate the source of the Fund’s dividends as shown on shareholders’ statements. Shareholders should refer to their  Form 1099-DIV for the character and amount of distributions for income tax reporting purposes. Since each shareholder’s tax situation is unique, it may be advisable to consult a tax advisor as to the appropriate treatment of Fund distributions.

Use of Leverage

The Board has instructed the Fund’s management to consider employing one or more forms of leverage as a means to help increase the Fund’s distributable income, consistent with the Fund’s primary investment objective.  Although leverage can potentially increase the Fund’s distributable income, it may also increase volatility in the Fund’s NAV, which may be reflected in its market price.  There is no guarantee that the use of leverage will increase the Fund’s distributable income.

Other Information

You may request a copy of the Fund’s current Report to Shareholders by contacting Franklin Templeton’s Fund Information Department at 1-800/DIALBEN® (1-800-342-5236) or by visiting franklintempleton.com. All investments involve risks, including possible loss of principal. Changes in interest rates will affect the value of the Fund's portfolio and its share price and yield. Bond prices generally move in the opposite direction of interest rates. As prices of bonds in the Fund adjust to a rise in interest rates, the Fund's share price may decline. Special risks are associated with foreign investing, including currency fluctuations, economic instability and political developments of countries where the Fund invests. Investments in developing markets involve heightened risks related to the same factors, in addition to those associated with their relatively small size and lesser liquidity. Sovereign debt securities are subject to various risks in addition to those relating to debt securities and foreign securities generally, including, but not limited to, the risk that a government entity may be unwilling or unable to pay interest and repay principal on its sovereign debt, or otherwise meet its obligations when due. The markets for particular securities or types of securities are or may become relatively illiquid. Reduced liquidity will have an adverse impact on the security's value and on the Fund's ability to sell such securities when necessary to meet the Fund's liquidity needs or in response to a specific market event. Derivatives, including currency management strategies, involve costs and can create economic leverage in the portfolio that may result in significant volatility and cause the Fund to participate in losses on an amount that exceeds the Fund's initial investment. The Fund may not achieve the anticipated benefits and may realize losses when a counterparty fails to perform as promised. Unexpected events and their aftermaths, such as the spread of deadly diseases; natural, environmental or man-made disasters; financial, political or social disruptions; terrorism and war; and other tragedies or catastrophes, can cause investor fear and panic, which can adversely affect the economies of many companies, sectors, nations, regions and the market in general, in ways that cannot necessarily be foreseen. For a more complete discussion of the Fund's primary risks, please see the Fund's latest Annual Report to Shareholders which can be found at franklintempleton.com or sec.gov.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 165 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company brings extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has over 70 years of investment experience and approximately $1.5 trillion in assets under management as of February 28, 2021. For more information, please visit franklintempleton.com.

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